Exhibit 2

Transactions in the Securities of the Issuer – Palomino

Fund	Date of Transaction	Number of Shares Purchased	Number of Shares Sold	Price Per Share
Palomino	1/1/2026*		1,016,600	$72.14
Palomino	1/29/2026	47,247		$75.3561
Palomino	1/30/2026	23,133		$78.4769
Palomino	2/25/2026		106,469	$70.9573
Palomino	2/26/2026		97,383	$68.8779
Palomino	3/3/2026		15,525	$60.1956

Transactions in the Securities of the Issuer – Azteca

Fund	Date of Transaction	Number of Shares Purchased	Number of Shares Sold	Price Per Share
Azteca	1/1/2026*	1,016,600		$72.14
Azteca	1/29/2026	180,999		$75.3561
Azteca	1/30/2026	88,621		$78.4769
Azteca	2/25/2026		407,876	$70.9573
Azteca	2/26/2026		373,065	$68.8779
Azteca	3/3/2026		59,475	$60.1956

*Purchases and sales made on January 1, 2026 were intended to rebalance the portfolios of the Funds.